Exhibit r

Annex 20

ABL Wealth Advisors, LLC ABX Longevity Growth and

Income Fund Code Of Ethics

Effective:     , 2026

1.	Introduction and Standards of Conduct

ABL Wealth Advisors, LLC (the “Manager”) and the ABX Longevity Growth and Income Fund (the “Fund,” and together with the Manager, the “Participants”) have adopted and must administer a code of ethics (the “Code”). The Code is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). By adopting and adhering to a code that meets the applicable requirements under the Advisers Act and 1940 Act, it is intended that the Manager’s employees who are deemed to be Access Persons and/or Supervised Persons and the Fund’s insiders (collectively, “covered persons”), will not be subject to duplicative reporting requirements under various other codes for Clients they may serve or are otherwise deemed to be an Access Person. However, all such persons should check with the CCO to confirm their status.

The adoption and administration of the Code is predicated upon the following principles: (1) Supervised Persons of the Participants shall always place the interest of our Clients ahead of personal interests; (2) all personal securities transactions shall be conducted consistently with applicable law and regulation, the general principles set forth in this Code, and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) Supervised Persons shall always be aware of how their actions may appear in hindsight, and never take inappropriate advantage of their positions. Without limiting the foregoing or anything else contained in this Code, Supervised Persons must comply with all applicable Federal Securities Laws and all other applicable laws, rules, and regulations.

The Participants and the covered person are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, treatment of Client assets and information, generally prohibiting fraudulent, deceptive or manipulative conduct. The Code is designed to ensure compliance with these requirements. The actual requirements of the Code may vary depending on each employee’s business role so care should be taken by each covered person to understand how the Code applies to them.

This Code imposes certain trading restrictions, including (i) prohibitions on the purchase of equity securities in initial public offerings, without prior CCO approval, (ii) CCO pre-clearance requirement for the purchase or sale of securities in private placements, and (iii) prohibitions on the knowing purchase or sale of securities that are being considered for purchase or sale or are the subject of a pending purchase or sale order for any Client. This Code also addresses issues such as market timing, late trading, gifts, and service on boards of directors.

The Participants and their covered persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. The Code is designed to reinforce the Participant’s reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

Covered persons are required to promptly report any known violations of the Code to their CCO. This includes violations that come to your attention that may have been inadvertent and/or violations that other employees may have committed. The CCO (or a designee) will promptly investigate the matter and take action if needed. There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. There may be additional provisions for reporting violations that are covered under applicable policies and employees should make themselves familiar with these policies or consult with the CCO.

Covered persons should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that “ignorance of the law” is not a defense. All employees are expected to read the Code carefully and observe and adhere to its guidance at all times. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to disgorgement of profits, termination, personal civil or criminal liability and referral to law enforcement agencies or other regulatory agencies.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for covered persons in their conduct. In those situations where a covered persons may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of the Manager or our employees. Requirements set forth under this Code are in addition to all other obligations imposed by the Manager on Supervised Persons.

The CCO will periodically report to senior management and the Board of Directors to document compliance or non-compliance with this Code. Each covered person is responsible for knowing their responsibilities under the Code.

2.	Definitions

a) “Access Person” means any director, trustee, officer, partner, investment person, or employee of the Manager who: (i) has access to non-public information regarding any Client transactions, or non-public information regarding the portfolio holdings of any fund(s) of a Client or any Manager fund(s) or fund(s) of a subsidiary; (ii) is involved in making investment recommendations to Clients, or has access to such recommendations that are non-public; (iii) in connection with his or her regular functions or duties, makes, participates in or obtains information regarding a fund’s transactions or whose functions relate to the making of any recommendations with respect to a Fund’s transactions; (iv) obtains information regarding a fund’s transactions or whose functions relate to the making of any recommendations with respect to a fund’s transactions; or (v) any other person designated by the CCO has having access to non-public information.

b) “Account” means any registered investment company or advisory account for which the Manager is the investment adviser or sub-adviser.

c) “Annuity Contract” means individual annuities and individual single premium income annuities, and variable annuities and similar or derivative assets.

d) “CCO” means the Participants’ Chief Compliance Officer.

e) “Client” means any person or pooled investment vehicles for which the Manager provides investment advisory services.

f) “Covered Asset” means any interest or instrument commonly known as a Longevity Asset or security, except that it shall not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by the Manager, shares of open-end mutual funds (unless it is an exchange traded fund (“ETF”) or unless the Manager or its control affiliates acts as adviser or principal underwriter of such fund). Without limitation, a “security” includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Generally, the term Covered Asset is interpreted to include derivative securities of Covered Assets. If you have any question or doubt as to whether a security is a Covered Asset you should contact the CCO for a determination in the specific case. The determination of the CCO shall control.

g) “Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), Exchange Act, Sarbanes-Oxley Act of 2002, 1940 Act, Advisers Act, title V of the Gramm-Leach-Bliley Act, rules adopted by the SEC under these laws, certain provisions of the Bank Secrecy Act, as amended, applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

h) “Fund” means any pooled investment vehicle or managed account for which the Manager serves as the investment adviser.

i) “Longevity Asset” means Mortality Contracts and Annuity Contracts.

j) “Mortality Contract” means non-variable and variable individual life insurance contracts, and assets similar to or derivative of individual life insurance contracts, such as pools of such life insurance contracts.

k) “SEC” means the U.S. Securities and Exchange Commission.

l) “Supervised Person” mean any Access Person (within the Manager) who makes investment decisions for Clients, who provides investment related information or advice to portfolio managers or helps to execute and/or implement a portfolio manager’s decisions. This typically includes for example, portfolio managers, portfolio assistants, traders, and securities analysts.

3.	Conflicts of Interest

Avoid Actual or Potential Conflicts of Interest; Position of Trust – The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of our Clients. It is of the utmost importance that the personal securities transactions be conducted in a manner consistent with both the letter and spirit of the Code to ensure the avoidance the appearance of any conflict of interest. Access Persons should be mindful that he or she is in a position of trust and responsibility and must not abuse or take advantage of that position.

4.	Trading Restrictions

a) Trading Restrictions on Access Persons – An Access Person shall not purchase or sell any Covered Asset on any day as such Covered Asset is the subject of a pending purchase or sale order or completed trade in respect of any Client, without the prior approval of the CCO.

b) IPOs – Access Persons may not acquire any equity security in an initial public offering without the prior consent of the CCO, which consent shall be granted so long as such employee’s participation in the initial public offering is not to the disadvantage of clients or is unlawful.

c) Private Placements – Access Persons may not acquire any security in a private placement pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act without express prior approval, in accordance with the procedures set forth in Section 6, by the CCO (or, if the Access Person seeking to acquire such security is the CCO, the President).

d) Dual Roles – At any time where the CCO and the President are the same person, it is recognized that an Access Person may pre-approve his own trades. In such event, the approval shall signify that the Access Person has made a separate determination as CCO that the trade does not prejudice any Client.

e) Gifts and Entertainment – Supervised Persons may not accept gifts or entertainment beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Account.

5.	Exempted Transactions

The trading restrictions of Section 4(a) of this Code shall not apply to:

a) Purchases or sales effected in any personal investment account over which the Access Person has no direct influence or control (note that an Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives);

b) Purchases or sales which are non-volitional on the part of the Access Person;

c) Purchases which are part of any automatic investment plan;

d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of \securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

e) Purchases or sales of ETFs or closed-end index mutual funds (note that open-end mutual funds are excluded from the definition of Covered Asset).

6.	Compliance Procedures

a) Pre-Clearance Procedures – Prior to an Access Person purchasing or selling a Covered Asset subject to Sections 4(a)—3(a) of this Code, the Access Person must submit such proposed trade for pre-approval by the CCO (or, if the Access Person seeking to purchase or sell such security is the CCO, the President). Such approval is to be evidenced by the signature of the CCO (or the President) on the trade ticket.

b) Initial and Annual Holdings Report – Within ten (10) days of becoming an Access Person and not later than February 14th of each year thereafter, each Access Person must submit a report to the CCO with the information listed below.

1.	The title, number of shares, the exchange ticker symbol or CUISP number and principal amount of all Covered Assets in which the Access Person has any direct or indirect beneficial ownership interest.

2.	The name of any broker, dealer or bank with whom the Access Person maintains a securities account.

3.	The date the report is submitted.

The report should contain information that is no more than forty-five (45) days old. In lieu of the report described above, Access Persons may confirm in writing a composite record retained by the Manager of the information required in the report.

c) Quarterly Reporting – Every Access Person shall, within thirty (30) days of the end of each calendar quarter, report to the CCO, with respect to transactions in any Covered Asset in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Asset, the information listed below.

1.	The date of the transaction, the title, the exchange ticker symbol or CUSIP number and the number of shares, and the principal amount of each Covered Asset involved.

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition).

3.	The price at which the transaction was effected.

4.	The name of the broker, dealer or bank with or through whom the transaction was effected.

5.	If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

6.	The date the report is submitted.

d) Review of Reports – The CCO or a designee shall be responsible for reviewing all reports referenced above.

e) Confirmations and Account Access – Access Persons may (1) direct their financial advisors to send duplicate copies of confirmations for all Covered Asset transactions to the CCO or (2) establish brokerage accounts approved by the CCO which permit electronic access to such confirmations by the Manager. Access Persons need not make the reports required by Section 6(c) with respect to transactions where the reports required by Section 6(c) would duplicate information provided pursuant to this Section 6(e) so long as such confirmations are received by, or information available to, the CCO in the time period required by Section 6(c).

f) Training – All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized meetings, though computer-based training may also be used. Other training methods may be used if found suitable by the CCO.

g) Annual Certification – The Manager shall provide all Supervised Persons with a copy of this Code and any amendments. All Supervised Persons must certify annually in writing that they have read and understand the Code and have complied with its requirements.

h) Determination of Access Persons – The CCO shall determine, from time to time, the identity of the persons meeting the definition of “Access Persons.” The determination of the CCO shall be final.

i) Exemptions – The reporting requirements of Section 6(b) shall not apply to holdings described in Section 5(a) of this Code. The reporting requirements of Section 6(c) of this Code shall not apply to transactions described in Section 5(a) or Section 5(c) of this Code.

7.	Gifts and Business Entertainment Policy

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, the Manager places restrictions on gifts and certain types of business entertainment. Set forth below is the Manager’s policy relating to gifts and business entertainment:

•

General—No Supervised Person may give or receive any gifts, service, or other items of more than reasonable value [er calendar year, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser.

•

General – Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Reporting

•

Gifts—Each Supervised Person must promptly report any gifts in excess of de minimis value received in connection with the Supervised Person’s employment to the CCO]. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person.

•	Business Entertainment – Each Supervised Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety to the CCO.

•

Quarterly Transaction Reports – Each Supervised Person must include any previously unreported or prospective gift in excess of the de minimis value or business entertainment event above a reasonable value on a quarterly gifts and entertainment transaction report.

•

A Supervised Person may not give any gifts greater than $250 in value per calendar year to any person who is an ERISA plan fiduciary (such as, among others, trustees and individuals exercising discretion in the administration of the plan and members of a plan’s administrative committee).

Monitoring.

•	The CCO will periodically monitor reimbursement requests for gifts and business entertainment [and electronic communications] of Supervised Persons to review compliance with this policy.

Recordkeeping.

•	The CCO will maintain records of any gifts and/or business entertainment events so reported.

8.	Violations and Sanctions

a) Upon discovering a violation of this Code, a Supervised Person shall report such violation to the CCO (or, if the Access Person in violation of this Code is the CCO, the President)

b) Upon discovering a violation of this Code, the Manager may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator and referral of the Access Person to regulators or criminal prosecutors.

9.	Exemptive Procedure

The CCO and President of the Manager may jointly grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Manager, unless the violator establishes to the satisfaction of the Manager that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

10.	Annual Review of Code

This Code shall be reviewed at least annually by the Manager and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate.